Exhibit 99.1

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	November 2, 2026
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. REPORTS RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2026

FREEHOLD, NJ, November 2, 2026........ UMH Properties, Inc. (NYSE:UMH) (TASE:UMH) reported Total Income for the quarter ended September 30, 2026 of $74.1 million as compared to $66.9 million for the quarter ended September 30, 2025, representing an increase of 11%. Net Loss Attributable to Common Shareholders amounted to $2.1 million or $0.02 per diluted share for the quarter ended September 30, 2026 as compared to Net Income Attributable to Common Shareholders of $4.2 million or $0.05 per diluted share for the quarter ended September 30, 2025. Normalized Funds from Operations Attributable to Common Shareholders (“Normalized FFO”), was $22.1 million or $0.26 per diluted share for the quarter ended September 30, 2026, as compared to $21.3 million or $0.25 per diluted share for the quarter ended September 30, 2025, representing an increase of 4% on both a dollar basis and on a per diluted share basis.

A summary of significant financial information for the three and nine months ended September 30, 2026 and 2025 is as follows (in thousands except per share amounts):

	For the Three Months Ended
	September 30,
	2026	2025

Total Income	$74,135	$66,918
Total Expenses	$60,514	$54,103
Net Income (Loss) Attributable to Common Shareholders	$(2,144)	$4,211
Net Income (Loss) Attributable to Common Shareholders per Diluted Common Share	$(0.02)	$0.05
FFO (1)	$20,394	$19,743
FFO (1) per Diluted Common Share	$0.24	$0.23
Normalized FFO (1)	$22,065	$21,313
Normalized FFO (1) per Diluted Common Share	$0.26	$0.25
Basic Weighted Average Shares Outstanding	85,437	84,985
Diluted Weighted Average Shares Outstanding	85,935	85,478

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	For the Nine Months Ended
	September 30,
	2026	2025

Total Income	$211,613	$194,786
Total Expenses	$173,026	$159,767
Net Income Attributable to Common Shareholders	$4,855	$6,472
Net Income Attributable to Common Shareholders per Diluted Common Share	$0.06	$0.08
FFO (1)	$58,193	$56,618
FFO (1) per Diluted Common Share	$0.68	$0.67
Normalized FFO (1)	$62,938	$59,585
Normalized FFO (1) per Diluted Common Share	$0.74	$0.71
Basic Weighted Average Shares Outstanding	85,210	83,783
Diluted Weighted Average Shares Outstanding	85,579	84,452

A summary of significant balance sheet information as of September 30, 2026 and December 31, 2025 is as follows (in thousands):

	September 30, 2026	December 31, 2025

Gross Real Estate Investments	$1,951,261	$1,869,390
Marketable Securities at Fair Value	$25,606	$23,758
Total Assets	$1,765,177	$1,699,036
Mortgages Payable, net	$543,177	$556,129
Loans Payable, net	$128,383	$27,696
Series A Bond Payable, net	$102,387	$101,751
Series B Bond Payable, net	$76,414	$75,651
Total Shareholders’ Equity	$880,644	$907,196

Samuel A. Landy, President and CEO, commented on the results of the third quarter of 2026.

“We are pleased to announce another solid quarter of operating results. During the quarter, we:

●	Increased Rental and Related Income by 8%;
●	Increased Sales of Manufactured Homes by 29%, including sales at Honey Ridge;
●	Increased both Community Net Operating Income (“NOI”) and Same Property Community NOI by 10%;

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●	Increased Normalized Funds from Operations (“Normalized FFO”) on both a dollar basis and on a per diluted share basis by 4%;
●	Increased Same Property Occupancy by 30 basis points from 88.5% to 88.8%;
●	Improved our Same Property expense ratio from 39.8% in the third quarter of 2025 to 38.9% at quarter end; and
●	Issued and sold approximately 245,000 shares of Series D Preferred Stock through our At-the-Market Sale Program at a weighted average price of $21.69 per share, generating gross proceeds of $5.3 million and net proceeds of $5.2 million, after offering expenses.”

Samuel A. Landy, President and CEO, commented, “UMH continues to successfully execute on our long-term business plan. Normalized FFO per diluted share increased by 4% year over year to $0.26 per share as compared to $0.25 last year. This is our third consecutive quarter of growing Normalized FFO per share. As a result of our strong financial and operating performance we are tightening our 2026 guidance range to $0.99 - $1.03 (3) per share, leaving our midpoint at $1.01 per share.

“We have positioned the company to perform well now and into the future. Our past long-term investments have positioned the company to continue to grow occupancy, revenue and earnings. During the quarter, rental and related income increased by 8%, same property NOI increased by 10% and sales of manufactured homes increased by 29%. We urge our shareholders to see our properties at UMH.com and our investor website at UMH.reit.

“We have 3,100 vacant lots to fill and 2,400 acres of land for future development. This organic pipeline will allow the company to grow earnings further through the continued implementation of our business plan that has produced strong operating results over the past few years.

“We anticipate that the Road to Housing Act will be a major tailwind for UMH and the industry. The major benefits of the Road to Housing act are the development of two-story homes and improvements to the lending laws, including Title One 3% down payment loans. We believe that these are major developments for the industry that will increase sales, increase the value of our lots and allow more tenants and potential tenants to experience the benefits provided by manufactured housing.

“Looking ahead, we are more optimistic than ever before about the operating environment and our ability to deliver superior returns. With a strong balance sheet, 3,100 vacant sites, 2,400 acres to develop and a clear focus on operational excellence, UMH is well-positioned to deliver increased earnings per share and create value for our shareholders.”

UMH Properties, Inc. will host its Third Quarter 2026 Financial Results Webcast and Conference Call. Senior management will discuss the results, current market conditions and future outlook on Tuesday, November 3, 2026, at 10:00 a.m. Eastern Time.

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The Company’s 2026 third quarter financial results being released herein will be available on the Company’s website at www.umh.reit in the “Financials” section.

To participate in the webcast, select the webcast icon on the homepage of the Company’s website at www.umh.reit, in the Upcoming Events section. Interested parties can also participate via conference call by calling toll free 877-513-1898 (domestically) or 412-902-4147 (internationally).

The replay of the conference call will be available at 12:00 p.m. Eastern Time on Tuesday, November 3, 2026, and can be accessed by dialing toll free 855-669-9658 (domestically) and 412-317-0088 (internationally) and entering the passcode 9497036. A transcript of the call and the webcast replay will be available at the Company’s website, www.umh.reit.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that currently owns and operates 145 manufactured home communities containing approximately 27,300 developed homesites, of which 11,400 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 145 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, containing 113 sites, that UMH has an ownership interest in and operates through its joint ventures with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Note:

(1)	Non-GAAP Information: We assess and measure our overall operating results based upon an industry performance measure referred to as Funds from Operations Attributable to Common Shareholders (“FFO”), which management believes is a useful indicator of our operating performance. FFO is used by industry analysts and investors as a supplemental operating performance measure of a REIT. FFO, as defined by The National Association of Real Estate Investment Trusts (“NAREIT”), represents net income (loss) attributable to common shareholders, as defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”), excluding certain gains or losses from sales of previously depreciated real estate assets, impairment charges related to depreciable real estate assets, the change in the fair value of marketable securities, and the gain or loss on the sale of marketable securities plus certain non-cash items such as real estate asset depreciation and amortization. Included in the NAREIT FFO White Paper - 2018 Restatement, is an option pertaining to assets incidental to our main business in the calculation of NAREIT FFO to make an election to include or exclude gains and losses on the sale of these assets, such as marketable equity securities, and include or exclude mark-to-market changes in the value recognized on these marketable equity securities. In conjunction with the adoption of the FFO White Paper - 2018 Restatement, for all periods presented, we have elected to exclude the gains and losses realized on marketable securities investments and the change in the fair value of marketable securities from our FFO calculation. NAREIT created FFO as a non-U.S. GAAP supplemental measure of REIT operating performance. We define Normalized Funds from Operations Attributable to Common Shareholders (“Normalized FFO”), as FFO excluding certain one-time charges. FFO and Normalized FFO should be considered as supplemental measures of operating performance used by REITs. FFO and Normalized FFO exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have a different cost basis. However, other REITs may use different methodologies to calculate FFO and Normalized FFO and, accordingly, our FFO and Normalized FFO may not be comparable to all other REITs. The items excluded from FFO and Normalized FFO are significant components in understanding the Company’s financial performance.

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FFO and Normalized FFO (i) do not represent Cash Flow from Operations as defined by U.S. GAAP; (ii) should not be considered as alternatives to net income (loss) as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. FFO and Normalized FFO, as calculated by the Company, may not be comparable to similarly titled measures reported by other REITs.

The diluted weighted shares outstanding used in the calculation of FFO per Diluted Common Share and Normalized FFO per Diluted Common Share were 85.9 million and 85.6 million shares for the three and nine months ended September 30, 2026, respectively, and 85.5 million and 84.5 million shares for the three and nine months ended September 30, 2025. Common stock equivalents resulting from stock options in the amount of 498,000 shares were excluded from the computation of Diluted Net Loss per Share for the three months ended September 30, 2026 as their effect would be anti-dilutive. Common stock equivalents resulting from stock options in the amount of 369,000 shares for the nine months ended September 30, 2026 were included in the computation of Diluted Net Income per share. Common stock equivalents resulting from employee stock options in the amount of 493,000 shares and 669,000 shares, respectively, for the three and nine months ended September 30, 2025 were included in the computation of Diluted Net Income per Share.

The reconciliation of the Company’s U.S. GAAP net income (loss) to the Company’s FFO and Normalized FFO for the three and nine months ended September 30, 2026 and 2025 are calculated as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net Income (Loss) Attributable to Common Shareholders	$(2,144)	$4,211	$4,855	$6,472
Depreciation Expense	18,530	16,808	54,773	49,210
Depreciation Expense from Unconsolidated Joint Ventures	258	228	752	666
(Gain) Loss on Sales of Investment Property and Equipment	(27)	72	(72)	109
(Increase) Decrease in Fair Value of Marketable Securities	3,647	(1,576)	(38,663)	161
Loss on Sales of Marketable Securities, net	130	-0-	36,548	-0-
FFO Attributable to Common Shareholders	20,394	19,743	58,193	56,618
Amortization of Financing Costs	876	877	2,939	2,123
Non-Recurring Other Expense (2)	795	693	1,806	844
Normalized FFO Attributable to Common Shareholders	$22,065	$21,313	$62,938	$59,585

(2)	Consists of one-time legal and professional fees ($510 and $1,373, respectively) and employee transition pay ($285 and $433, respectively) for the three and nine months ended September 30, 2026. Consists of one-time legal and professional fees for the three and nine months ended September 30, 2025.

The following are the cash flows provided by (used in) operating, investing and financing activities for the nine months ended September 30, 2026 and 2025 (in thousands):

	2026	2025
Operating Activities	$62,080	$60,643
Investing Activities	(131,300)	(164,736)
Financing Activities	35,339	37,385

(3)	The following table reconciles Net Income Attributable to Common Shareholders per share – fully diluted guidance to FFO Attributable to Common Shareholders per share - fully diluted guidance and Normalized FFO Attributable to Common Shareholders per share - fully diluted guidance:

Full Year Guidance 2026

Net Income Attributable to Common Shareholders per share – fully diluted	$0.05-$0.09
Depreciation	$ 0.87
FFO Attributable to Common Shareholders per share - fully diluted	$0.92-$0.96
Amortization of Financing Costs and Non- Recurring Other Expenses	$ 0.07
Normalized FFO Attributable to Common Shareholders per share - fully diluted	$0.99-$1.03